4/12/2021 Unassociated Document https://www.sec.gov/Archives/edgar/data/933691/000107242815000025/exh2ii_jnlmfpa12312014.htm 1/2 EX-99.H PARTIC AGREE 25 exh2ii_jnlmfpa12312014.htm EX. 99.28(h)(2)(ii) SECOND AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT This Second Amendment, effective as of December 31, 2014, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY (“Insurance Company”), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware; and solely for purposes of Section 34 to the Agreement, JACKSON NATIONAL ASSET MANAGEMENT, LLC (“JNAM”) . All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement. WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies; and WHEREAS, the parties desire to amend the Agreement. NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC hereby agree as follows: 1. The following Sections 34 and 35 are added to the Agreement: 34. The Trust and JNAM hereby agree that for as long as this Agreement is in effect, all proxies received by the Trust for matters requiring approval by shareholders of a Master Fund shall be echo voted in the same proportion as the votes cast for those shares held by other shareholders of the Master Fund who are not affiliated with JNAM or the Insurance Company. 35. Insurance Company hereby represents, warrants and covenants that it has adopted policies and procedures designed to prevent either it or its control affiliates (as such term is defined by Section 2(a)(3)(C) of the 1940 Act) from attempting to influence the operations of any Series. 2. Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

4/12/2021 Unassociated Document

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By: */s/ Thomas J. Meyer*

Its: SVP

The Trust

By: */s/ Kelly Crosser*

Its: Assistant Secretary

JNAM
Solely for purposes of Section 34 of the Agreement

By: */s/ Mark D. Nerud*

Its: President & CEO

American Funds Insurance Series

By: */s/ Steven I. Koszalka*

Its: /s/ Secretary

Capital Research and Management Company

By: */s/ Michael J. Downer*

Its: /s/ Senior Vice President and Secretary

https://www.sec.gov/Archives/edgar/data/933691/000107242815000025/exh2ii_jnlmfpa12312014.htm 2/2